U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
   Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934


        Date of Report (Date of earliest event reported): July 24, 2002


                              VIRAL GENETICS, INC.
             (Exact name of registrant as specified in its charter)

                                    000-26875
                              (Commission File No.)

                               Delaware 33-0814123
        (State or other jurisdiction of (IRS Employer Identification No.)
                         incorporation or organization)


                   905 Mission Street, So. Pasadena, CA 91030
                    (Address of principal executive offices)


                                 (323) 682-2171
                         (Registrant's telephone number)

                                 Not Applicable
                 (Former address, if changed since last report)




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                              Item 5. Other Events

     On July 24, 2002, Viral Genetics, Inc., completed the conversion of certain debt obligations to equity. Viral Genetics issued 1,654,027 units to Top Hat Investments Inc., of Toronto, Ontario, Canada, in exchange for cancellation of $1,323,222 of debt obligations payable to Top Hat Investments. Top Hat Investments is a private investment firm owned by Phillip W. Knight.

     Each unit consists of one share of common stock and a warrant to purchase one-half share of common stock. Consequently, Viral Genetics issued to Top Hat Investments 1,654,027 shares of common stock and warrants to purchase 827,013 shares of common stock at an exercise price of $1.00 per share that expire June 16, 2003. If the warrant is not exercised within 45 days following the date on which the Mexican government or authorized agency thereof issues a license, permit, or other authorization for the sale of our TNP product in Mexico, then the exercise price automatically increases to $1.45 per share. Assuming all of the warrants are exercised, the securities acquired from Viral Genetics by Top Hat Investments represent approximately 6.13 percent of our outstanding common stock.

     Since April 2001, Top Hat Investments advanced funds to or for Viral Genetics to support operations in the total amount of $1,042,947, which includes $499,000 of direct cash advances. Top Hat Investments also acquired outstanding Viral Genetics notes in the amount of $280,275. All of these obligations were cancelled in the exchange.

     The conversion of debt to equity was effected without registration under the Securities Act of 1933 in reliance on Regulation S for transactions with non-U.S. persons. No broker was involved in the transaction and no commission was paid to any person.

Item 7.  Financial Statements and Exhibits

Exhibits

     Copies of the following documents are included as exhibits to this report pursuant to Item 601 of Regulation S-B.

SEC Ref. No                       Title of Document                    Location
-----------                       -----------------                    --------

10.1           Letter from Top Hat Investments dated June 28, 2002     Attached

10.2           Subscription Agreement with Top Hat Investments         Attached

10.3           Warrant Agreement issued to Top Hat Investments         Attached

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                                   SIGNATURES

      Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          VIRAL GENETICS, INC.


Dated:  August 22, 2002                   By /s/ Haig Keledjian, President


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